Exhibit 8.1

December 2, 2020

Parsley Energy, Inc.

303 Colorado Street

Austin, Texas 78701

Re: Parsley Energy, Inc. Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Parsley Energy, Inc., a Delaware corporation (“Company”), in connection with the Agreement and Plan of Merger, dated as of October 20, 2020 (as amended and supplemented through the date hereof, the “Agreement”),1 by and among Pioneer Natural Resources Company, a Delaware corporation (“Parent”), Pearl First Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub Inc.”), Pearl Second Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Merger Sub LLC”), Pearl Opco Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Opco Merger Sub LLC”), Parsley Energy, LLC, a Delaware limited liability company (“Opco LLC”), and Company. Pursuant to the Agreement, (i) Merger Sub Inc. will merge (the “First Company Merger”) with and into Company, with Company surviving the merger as the Surviving Corporation; (ii) simultaneously with the First Company Merger, Opco Merger Sub LLC will merge with and into Opco LLC, with Opco LLC surviving the merger as the Opco Surviving Company (the “Opco Merger”); and (iii) immediately following the effectiveness of the First Company Merger and the Opco Merger, the Surviving Corporation will merge with and into Merger Sub LLC (the “Second Company Merger” and, together with the First Company Merger, the “Integrated Mergers”), with Merger Sub LLC surviving the merger as the Surviving Company. In connection with the registration statement on Form S-4 (File No. 333-250888) initially filed by Parent on November 23, 2020, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Agreement (as amended through the date hereof, the “Registration Statement”), you have requested our opinion as to certain U.S. federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that (i) the Integrated Mergers, the Opco Merger and the related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations and covenants set forth in the Agreement and the Registration Statement are true, complete and correct in all respects and will remain true, complete and correct in all respects at all times up to and including the effective time of the Second Company Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which will make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time or the effective time of the Second Company Merger, (iii) any statements made in any of the

[1]	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Parsley Energy, Inc. December 2, 2020 Page 2

documents referred to herein qualified by knowledge, belief or materiality or comparable qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Second Company Merger, in each case without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, (v) the Parent Officer’s Tax Certificate will be executed on the Closing Date by appropriate and authorized officers of Parent and the Company Officer’s Tax Certificate will be executed on the Closing Date by appropriate and authorized officers of Company, in each case in a substantially similar form that is acceptable to us, and (vi) all applicable reporting requirements have been or will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Integrated Mergers are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that, insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “The Mergers – Material U.S. Federal Income Tax Consequences” is accurate in all material respects (the “Opinion”).

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. The Opinion is based on current provisions of the Internal Revenue Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which the Opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Integrated Mergers or the Opco Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the Opinion. We assume no responsibility to inform you of any such change that may occur or come to our attention.

We are furnishing the Opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP